Exhibit 10.10

CONSULTANCY AGREEMENT

●	This AGREEMENT is made this [ ]

between

Spark I Acquisition Corporation with its registered office situated at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9001, Cayman Islands (“Company”) and SLG SPAC Fund LLC (“Sponsor”) who is the Sponsor of the Company with its registered office in the State of Delaware at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801 USA

and

[    ] (“Consultant”) USA Passport Number — [   ] residing at [   ]

1. Work and Acceptance

1.1 The Consultant shall represent the Sponsor as an Officer of the Company, and more specifically as the [ ] [and a Director of the Board of the Company], in order to accomplish the overall objective of identifying and acquiring a target company to merge with the Company for a successful de-SPAC.

1.2 Consultant’s Appointment: Consultant hereby accepts such appointment to perform the required work from any location in the world that is required to accomplish the overall objective above.

2. Conditions of Consultancy

2.1 Fee: As compensation for the work to be performed pursuant to this Agreement, the Company agrees to pay Consultant fees of USD [ ] per annum or USD [ ] per month. In addition, in lieu of other compensation for services already provided by Consultant to date, the Consultant will receive a onetime payment of a [ ] months consulting fee. This Consultant fee shall be born as an expense of, and paid by, the Company from the loan proceeds to the Company from the Sponsor.

2.2 Shares: In addition to the Fee paid, the Sponsor will provide the Consultant a portion of the Sponsor’s founders’ shares, which will be [ ] shares.

2.3 Benefits: Consultant is also entitled to the following benefits:

●	Medical and Dental — Consultant, Consultant’s spouse and dependent children are eligible for coverage in an international healthcare program

●	Executive Screening — Consultant and Consultant’s spouse are eligible for an annual well-being check up

●	Consultant is eligible for coverage in a term-life policy covering up to $[ ]

2.3 Term of Consultancy: The commencement date of this Agreement shall be from the date listed at top and will continue until one month after the successful de-SPAC of a target company, or until the Company is dissolved, whichever occurs first. the Company and the Sponsor may renew this Agreement for such further term(s) as it may in its sole discretion deem necessary and subject to such other or further terms and conditions as the parties may mutually agree in writing. the Company, the Sponsor and Consultant may convert this Agreement into any other type of consulting or employment agreement subject to mutual agreement, in which case this Agreement will expire and become null and void.

3. Termination

3.1 The Company may remove the Consultant from his office as [ ] of the Company at any time with a majority vote of the Board of Directors.

3.2 The Sponsor may remove the Consultant from his position as a [ ] of the Company at any time with written notice.

4. Protection of Confidential Information

In view that Consultant’s work shall give Consultant access to confidential information concerning the business affairs, financial matters and operations of the Company, Consultant undertakes to keep secret all confidential matters of the Company, and not to disclose them to anyone outside of the Company during or after termination of Consultant’s consultancy with the Company, except with the Company or the Sponsor’s prior written consent

5. Independent Contractor

Nothing contained herein or any document executed in connection herewith, shall be construed to create an employer-employee, partnership or joint venture relationship between the Company or the Sponsor and Consultant. Consultant is an independent contractor and not an employee of the Company or the Sponsor.

6. Company and Sponsor Indemnification

Consultant agrees to indemnify and keep the Company and the Sponsor indemnified against any and all claims, demands, actions, suits or cause of actions arising from any gross act willfully or maliciously committed by Consultant or any breach of the confidentiality obligations of Consultant under this Agreement.

7. Consultant Indemnification and Insurance

7.1 The Company and Sponsor agree to indemnify and hold harmless the Consultant from and against all taxes, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees, arising directly in connection with (i) any reckless or intentionally wrongful act of the Company or Sponsor or their assistants, employees, contractors or agents in the scope of such representative’s services to the Company and Sponsor, (ii) any breach of the Agreement by the Company or the Sponsor, or failure by the Company or the Sponsor to perform their duties in accordance with all applicable laws, rules and regulations (iii) criminal investigations of, defense of criminal charges against, and criminal penalties levied on the Company or Sponsor, their directors, employees and agents; and/or (iv) breach of a contractual or fiduciary obligation owed by it to a third party (including misappropriation of trade secrets).

7.2 The Company shall purchase prior to the date of the passing of the first Board resolution, purchase Directors’ insurance covering all of the Directors serving on the Board of Directors and having terms and provisions acceptable to the Directors (including coverage for matters arising in whole or in part out of any matter existing or occurring while any of the Directors was a Director, even though such Director may no longer be a Director at the time any claim for indemnification or coverage under insurance is made).

8. General

8.1 This Agreement sets forth the entire agreement and understanding of the parties hereto, and supersedes all prior agreements, arrangements and understandings. Nothing herein contained shall be construed so as to require the commission of any act contrary to law and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.

8.2 No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.3 This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms or covenants hereof may be waived only by a written instrument executed by both the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this agreement.

8.4 This Agreement shall be governed by and construed according to the laws of the United States of America and the forum shall be United States of America courts.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Signed for and on behalf of Spark I Acquisition Corporation and SLG SPAC Fund LLC Name:

______________________________

Signed for and on behalf of Consultant

Name:

______________________________

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